Exhibit 99.1

Press Release #201111	FOR IMMEDIATE RELEASE	April 6, 2011

Enertopia Engages World Talk Radio

Vancouver, BC—Enertopia Corporation (ENRT-OTCBB) (TOP-CNSX) (the "Company" or "Enertopia") announces that it has entered into an agreement with Jay Taylor’s “Turning Hard Times into Goods Times,” produced by World Talk Radio, to begin Enertopia’s market awareness campaign.

Jay Taylor is a New York-based mining and technology analyst who has specialized in the junior mining and technology sectors since 1997. Since 2001 Jay’s stock picks have outperformed the S&P 500 by over 300%.

“I have known Jay since 1997 and I am happy to be working with Jay, as Enertopia delivers its message to the mining and technology sectors,” stated President Robert McAllister. “We are excited to kick off our market awareness campaign and look forward to sharing our story and vision with as many people as possible.”

World Talk Radio has been paid a fee of US$10,000 on April 6, 2011, for market awareness services. The term of the contract is from April 19, 2011 to July 12, 2011. There are no shares or options granted as part of this agreement.

Neither World Talk Radio nor Jay Taylor have any interest, directly or indirectly, in the company or its securities, although they may choose to acquire shares in the company in the future.

About Enertopia

Enertopia’s (www.enertopia.com) shares are quoted in the USA with symbol ENRT and in Canada with symbol TOP. For additional information, please visit www.enertopia.com or call Robert McAllister, President, Enertopia Corporation at 1.250.765.6422

Media Contact:
Pat Beechinor, Media Relations, Enertopia Corporation
403.463.4119 or beechinor@utopia2030.com

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of clean energy projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, access to capital, and other factors which may be identified from time to time in the Company's public announcements and filings. The Company's evaluation of alternative energy projects in the heat recovery, solar thermal, solar PV and water purification; and of resource projects provides no assurance that any particular project will have any material effect on the Company. There is no assurance that market awareness activities will have any appreciable impact on the Company nor on its securities.